Calculation of Filing Fee Tables
S-3
Archer Aviation Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A common stock, par value $0.0001 per share	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred stock, par value $0.0001 per share	457(r)				0.0001531
Fees to be Paid	3	Debt	Debt securities	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants	457(r)				0.0001531
Fees to be Paid	5	Other	Subscription rights	457(r)				0.0001531
Fees to be Paid	6	Other	Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(a) This note applies to offering lines 1 through 6. There is being registered hereunder an indeterminate number of shares of (i) Class A common stock, (ii) preferred stock, (iii) debt securities, (iv) warrants to purchase our Class A common stock, preferred stock or debt securities, (v) subscription rights to purchase our Class A common stock, preferred stock or debt securities and (vi) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant and, in the case of Class A common stock, selling stockholders. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of Class A common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. (b) This note applies to offering lines 1 through 6. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the registration fee. Any additional registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r)

[2]	See Notes 1(a) and 1(b) above.

[3]	See Notes 1(a) and 1(b) above.

[4]	See Notes 1(a) and 1(b) above.

[5]	See Notes 1(a) and 1(b) above.

[6]	See Notes 1(a) and 1(b) above.